Exhibit 99.1

Tauriga Sciences, Inc. Teams Up with No Excuses Enterprises, LLC and its Founder, NFL Hall of Famer Ray Lewis, to Leverage Additional Market Opportunities Press Release | 06/30/2021

The Initial Focus of this Partnership will be Aimed at the World of Professional Sports NEW YORK, NY, June 30, 2021 (GLOBE NEWSWIRE) — via NewMediaWire — Tauriga Sciences, Inc. (OTCQB: TAUG) (“Tauriga” or the “Company”), a New York based diversified Life Sciences Company, today announced that it has teamed up with No Excuses Enterprises, LLC (“No Excuses”) and its founder, NFL Hall of Famer Ray Lewis, to create and leverage additional market opportunities (with an initial focus aimed at the world of professional sports). The Company will be working closely with the No Excuses team and its Extended Platform to build Tauri-Gum™ brand awareness, develop innovative product formulations, and focus on the world of professional sports. The Company is also focused on establishing partnerships that facilitate rapid growth opportunities and synergies with existing relationships.

Within days, The Company will have completed the long-awaited commercial launches of its innovative new products and product lines. Most Notably: Its enhanced Tauri-Gum™ product line (which is now comprised of 9 distinct SKUs).

NFL Hall of Famer Ray Lewis commented, “My team and I at No Excuses Enterprises are excited to partner with Tauriga Sciences, Inc. We believe that Tauriga has an amazing line of products that will really be a game-changer in the wellness space. Seth and his team around him, have really built out a compelling product line of the highest quality. We look forward to our future growth between the brands.”

Tauriga’s CEO Seth M. Shaw expressed, “Our Company is both excited and honored to be working in partnership with Ray Lewis and his outstanding and talented executive team. This partnership brings many potential business opportunities to Tauriga, and the Company has both the capabilities and expertise to capitalize on them. The Company is focused on building Tauri-Gum™ into a world class brand and the consummation of this partnership, is a huge boost to these efforts.”

ABOUT TAURIGA SCIENCES INC.

Tauriga Sciences, Inc. (TAUG) is a revenue generating, diversified life sciences company, engaged in several major business activities and initiatives. The company manufactures and distributes several proprietary retail products and product lines, mainly focused on the Cannabidiol (“CBD”) and Cannabigerol (“CBG”) Edibles market segment. The main product line, branded as Tauri-Gum™, consists of a proprietary supplement chewing gum that is Kosher certified, Halal certified, and Vegan Formulated (CBD Infused Tauri-Gum™ Flavors: Mint, Blood Orange, Pomegranate), (CBG Infused Tauri-Gum™ Flavors: Peach-Lemon, Black Currant), (Vitamin C + Zinc Infused Tauri-Gum™ Flavor: Pear Bellini), (Caffeine Infused Tauri-Gum™ Flavor: Cherry Lime Rickey), & (Vitamin D3 Infused Tauri-Gum™ Flavor: Golden Raspberry). The Company’s commercialization strategy consists of a broad array of retail customers, distributors, and a fast-growing E-Commerce business segment (E-Commerce website: www.taurigum.com). Please visit our corporate website, for additional information, as well as inquiries, at http://www.tauriga.com Complementary to the Company’s retail business, is its ongoing Pharmaceutical Development initiative. This relates to the development of a proposed Pharmaceutical grade version of Tauri-Gum™, for nausea regulation (specifically designed for the following indication: Patients Subjected to Ongoing Chemotherapy Treatment). On March 22, 2021, the Company announced that it had Converted its U.S. Provisional Patent Application (filed on March 17, 2020) into a U.S. Non-Provisional Patent Application. The Patent, filed with the U.S.P.T.O. is Titled “MEDICATED CBD COMPOSITIONS, METHODS OF MANUFACTURING, AND METHODS OF TREATMENT”. On December 18, 2020 the Company disclosed that it had entered into a Master Services Agreement with CSTI to lead the Company’s clinical development efforts.

The Company is headquartered in Wappingers Falls, New York. In addition, the Company operates two full time E-Commerce fulfillment centers: one located in Montgomery, Texas and the other in Brooklyn, New York.

ABOUT NO EXCUSES ENTERPRISES

No Excuses Enterprises distills, systemizes and delivers an electric ability to motivate and inspire people from all walks of life as a scalable business model. No Excuses produces content, products, events and a digital platform. It is designed to build confidence, conditioning and community, both digitally and in person through influencers with various backgrounds and expertise.

Our business model gives us the ability to reach people around the world through our digital platform. The platform will bring consumers to one place to giving them access to our influencers within their communities. We have designed ways to provide them opportunities for engagement with the influencers on a daily basis to help build a solid foundation through holistic wellness.

No Excuses Enterprises is a movement for creating a culture of positivity. The brand brings awareness to our youth to broaden their horizons in a way that has never been done. No Excuses will be the movement that will change the way that our youth and underestimated communities will see our world.

DISCLAIMER — Forward-Looking Statements

This press release contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 which represent management’s beliefs and assumptions concerning future events. These forward-looking statements are often indicated by using words such as “may,” “will,” “expects,” “anticipates,” believes, “hopes,” “believes,” or plans, and may include statements regarding corporate objectives as well as the attainment of certain corporate goals and milestones. Forward-looking statements are based on present circumstances and on management’s present beliefs with respect to events that have not occurred, that may not occur, or that may occur with different consequences or timing than those now assumed or anticipated. Actual results may differ materially from those expressed in forward looking statements due to known and unknown risks and uncertainties, such as are not guarantees of general economic and business conditions, the ability to successfully develop and market products, consumer and business consumption habits, the ability to consummate successful acquisition and licensing transactions, fluctuations in exchange rates, and other factors over which Tauriga has little or no control. Many of these risks and uncertainties are discussed in greater detail in the “Risk Factors” section of Tauriga’s Form 10-K and other periodic filings made from time to time with the Securities and Exchange Commission. Such forward-looking statements are made only as of the date of this release, and Tauriga assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. You should not place undue reliance on these forward-looking statements.

Contact:

Tauriga Sciences, Inc.
4 Nancy Court, Suite 4
Wappingers Falls, NY 12590
Chief Executive Officer
Mr. Seth M. Shaw
Email: sshaw@tauriga.com
cell # (917) 796 9926
Company Instagram: @taurigum
Personal Instagram: @sethsms47
Twitter: @SethMShaw
Corp. Website: www.tauriga.com
E-Commerce Website: www.taurigum.com